Exhibit 99.1

Questions and Answers

1.  What is the estimated impact of the FACT Act on Equifax’s earnings per share (EPS) for the year ending December 31, 2005?

The Company estimates that the 2005 positive impact of the FACT Act on fully diluted EPS will be approximately $0.07.

2.  What is the expected EPS impact for 2006 of Equifax’s adoption in January 2006 of SFAS 123R?

The estimated negative impact on 2006 fully diluted EPS of the Company’s adoption of SFAS 123R will be approximately $0.05.  This estimate is subject to change based on a number of factors, including without limitation the number, terms and conditions of new stock awards and the fair value at date of grant of such awards.

3.  What is the expected EPS impact for the full year 2005 of the September 2005 amendment of an agreement in which Equifax provides RMA Holdings LLC (“RMA”) with credit information products and services?

The amendment to the RMA agreement reduced the level of credit information products and services that we are obligated to provide, resulting in a nonrecurring gain being recorded by Equifax during the third quarter of 2005 in other income, net.  The Company estimates that the positive fully diluted EPS impact of the RMA agreement for full year 2005 is approximately $0.03, which we do not expect in 2006.  For additional information on the RMA agreement, see Note 11 to the Notes to Consolidated Financial Statements filed with Equifax’s third quarter Form 10-Q on November 7, 2005.

4.  On December 22, 2004, Equifax filed a Form 8-K summarizing certain executive compensation actions approved by the Board of Directors, including the terms of the transition agreement entered into between the Company and former Chief Executive Officer Thomas F. Chapman.  What is the expected full year 2005 EPS impact of Mr. Chapman’s transition agreement?

The Company estimates that the incremental impact for the full year 2005 on fully diluted EPS of compensation and other expenses related to Mr. Chapman’s transition agreement is approximately $0.03.

5.  On October 4, 2005, Equifax filed a Form 8-K estimating the EPS impact for the third and fourth quarters of 2005 of Richard F. Smith’s employment agreement, entered into on August 22, 2005, pursuant to which he became Chairman-Elect and Chief Executive Officer of Equifax effective September 19, 2005.  Are there any incremental costs relating to Mr. Smith’s employment agreement that will be reflected in 2006?

As previously disclosed, Equifax estimates that the incremental impact of compensation and other expenses related to Mr. Smith’s employment agreement on the Company’s fully diluted EPS for the third and fourth quarters of 2005 will be approximately $0.03 and $0.01, respectively.  In 2006, the Company estimates that higher Chief Executive Officer compensation and other expenses will have an incremental fully diluted EPS impact of approximately $0.02 as compared to Chief Executive Officer expense in 2005.

Caution Concerning Forward-Looking Statements

Statements in this press release that relate to Equifax’s future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements.  Those factors include, but are not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for Equifax’s products and services, our ability to develop new products and services, pricing and other competitive pressures, risks relating to illegal third party efforts to access data, risks associated with the integration of acquisitions and other investments, the outcome of pending litigation, changes in laws and regulations governing our business, including the cost of compliance with the FACT Act and federal and state responses to identity theft concerns, and certain other factors discussed under the caption “Risk Factors” in the Management’s Discussion and Analysis section of Equifax’s Annual Report on Form 10-K for the year ended December 31, 2004, and in our other filings with the SEC.  Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.